Exhibit 10.11

Board of Directors Services Agreement

THIS BOARD OF DIRECTORS SERVICES AGREEMENT (“Agreement”), dated March 30, 2015, is entered into between Galaxy Gaming, Inc., a Nevada corporation (“Company”), and Bryan Waters, an individual with a principal place of residence in California (“Waters”).

WHEREAS, the Company desires to retain the services of Waters for the benefit of the Company and its stockholders; and

WHEREAS, Waters desires to serve on the Company’s Board of Directors (“Board”) for the period of time and subject to the terms and conditions set forth herein;

NOW, THEREFORE, for consideration and as set forth herein, the parties hereto agree as follows:

1. Board Duties.  Waters agrees to provide services to the Company as a member of the Board.  Waters will act loyally and in good faith to discharge the duties of Director, and will abide by all policies and decisions made by the Board, as well as all applicable federal, state and local laws, regulations or ordinances.  In his capacity as a Director, Waters will act solely on behalf of Company.  Waters shall strive to attend all meetings of the Board, to discuss any matter involving the Company, which involves or may involve issues of which Waters has knowledge and cooperate in the review, defense or prosecution of such matters.

2. Term.  Waters shall serve as Director for an initial term commencing on April 1, 2015 (“Effective Date”) and continuing for twelve (12) months from the Effective Date or until the next annual meeting of the Company’s shareholders, whichever comes first.  After this initial term, Waters shall serve at the pleasure of the Board or until the next shareholder meeting whereby an election is held pertaining to the Director position held by Waters, whichever comes first.  Waters may voluntarily resign his position as Director at any time and without penalty or liability of any kind.

3. Compensation.  As compensation for the services provided herein, the Company shall pay to Waters the following compensation:

a.	Signing bonus of 75,000 restricted shares of the Company’s common stock, vested and transferred immediately upon appointment.
b.	Annual cash compensation of $30,000 to be paid in quarterly installments on the last day of each quarter.
c.

Options to purchase 25,000 shares of common stock, granted quarterly and vested immediately; with a strike price equal to the closing price on last day of the applicable quarter.  Exercise life of options shall be 5 years from date of grant or 90 days from date of Waters’ separation from the Company, whichever is less.

d.

Meeting fees for attending all official Board meetings in excess of four in-person meetings and eight telephonic or electronic meetings per year: $1,000 for attendance in-person and $250 for telephonic or electronic meetings.

e.

All customary and usual fringe benefits generally available to non-employee directors of Company subject to the terms and conditions of Company’s benefit plan. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Waters.

4. Expenses.  The Company will reimburse Waters for reasonable out-of-pocket expenses incurred in connection with discharging his duties as a Board member.  Any additional expenses shall be pre-approved in writing (including via e-mail) by the Chief Executive Officer or the Chief Financial Officer of the Company and will be reimbursed subject to receiving reasonable substantiating documentation relating to such expenses.

5. No Conflict of Interest.  Waters will not, at any time while serving as a Director, accept any engagement for work, paid or unpaid, that at the time such engagement is undertaken creates a conflict of interest with the Company that is imminent and evident.  If the Board reasonably believes such a conflict exists and can demonstrate that such a conflict existed at the time Waters commenced such work, the Board may ask Waters to discontinue such work.  If the parties cannot reach agreement, either party may request a determination by an arbitrator and if the Board’s determination hereunder is upheld by the arbitrator, and Waters then refuses to promptly resign his conflicting engagement, such refusal shall constitute a material breach of this Agreement.  By signature to this Agreement, Waters represents to the Company that (i) Waters does not know of any conflict which would restrict his service on the Board and (ii) Waters will not provide the Company with any documents, records, or other confidential information belonging to other parties.

6. Mutual Non-Disparagement.  Waters and the Company mutually agree to forbear from making, causing to be made, publishing, ratifying or endorsing any and all disparaging remarks, derogatory statements or comments made to any party with respect to either of them.  Further, the parties hereto agree to forbear from making any public or non-confidential statement with respect to any claim or complaint against either party without the mutual consent of each of them, to be given in advance of any such statement.

7. Indemnification.  Company shall indemnify Waters, to the maximum extent permitted by applicable law, against all claims, costs, charges and expenses incurred or sustained by Waters in connection with any action, suit or proceeding to which Waters may be made a party by reason of being a Director.  The Company’s indemnification policies are expressly provided for in Article XI of the Company’s Bylaws.  Waters agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of Waters’ relationship with the Company.  Company agrees to maintain liability insurance for the benefit of Waters having coverage and policy limits no less favorable to Directors than those in effect at the Effective Date.  Waters shall be entitled to the full protection of any insurance policies, which the Company may elect to maintain generally for the benefit of its Directors.

8. Confidentiality.  Waters’ position with the Company will or has resulted in exposure and access to confidential and proprietary information to which Waters did not have access prior to holding the position, which information is of great value to the Company and the disclosure of which, directly or indirectly, would be irreparably injurious and detrimental to the Company.  Waters agrees to use best efforts and to observe the utmost diligence to guard and protect all confidential or proprietary information relating to the Company from disclosure to third parties.  Waters shall not at any time use, disclose or make available, either directly or indirectly, to any competitor or potential competitor of the Company or any of its affiliates, or divulge, disclose, communicate to any person, firm, corporation or other business entity in any manner whatsoever, any confidential or proprietary information of the Company, including without limitation all Confidential Information covered or contemplated by this Agreement, unless expressly authorized to do so by the Company in writing.

For the purpose of this Agreement, “Confidential Information” shall mean all information of the Company, its subsidiaries and affiliates, relating to or useful in connection with the business of the Company, its subsidiaries or affiliates, whether or not a “trade secret” within the meaning of applicable law, which is not generally known to the general public and which has been or is from time to time disclosed to, developed by or learned by Waters as a result of Waters’ relationship with the Company.  Confidential Information includes, but is not limited to the Company’s product development and marketing programs, data, future plans, formulas, finances, profits, sales, net income, indebtedness, financial management systems, pricing systems, methods of operation and determination of prices, processes, trade secrets, client lists, suppliers, organizational charts, salary and benefit programs, training programs, computer software, development or experimental work, business records, files, drawings, prints, prototyping models, letters, notes, notebooks, reports, and copies thereof, whether prepared by him or others, and any other information or documents which Waters is told or reasonably ought to know that the Company regards as confidential.  Confidential Information is not information that is or becomes generally known other than through Waters’ acts in violation of this Agreement.  Disclosures made by the Company to governmental authorities, to its clients or potential clients, to its suppliers or potential suppliers, to its employees or potential employees, to its consultants or potential consultants or disclosures made by the Company in any litigation or administrative or governmental proceedings shall not mean that the matters so disclosed are available to the general public.

Waters agrees that all records, reports, notes, compilations, or other recorded matter, and copies or reproductions thereof, relating to the Confidential Information or any other aspect of the Company’s operations, activities or business, made or received by Waters during any period of affiliation with the Company whether or not Confidential Information (including but not limited to, documents, reports, correspondences, computer printouts, work papers, files, computer lists, telephone and address books, rolodex cards, computer tapes, disks, and any and all records in Waters’ possession (and all copies thereof) containing any such information created in whole or in part by Waters, even if the items do not contain Confidential Information) are and shall be the Company’s exclusive property, and Waters will keep the same at all times in the Company’s custody and subject to its control, and will promptly deliver the same to Company upon separation for any reason whatsoever (or at any prior time at the request of the Company).

9. Governing Law.  This Agreement shall be governed by the laws of the State of Nevada.  In the event of any dispute regarding the performance or terms hereof, the prevailing party in any litigation shall be entitled to an award of reasonable attorneys’ fees and costs of suit, together with any other relief awarded hereunder or in accordance with governing law.

10. Survivability.  Sections 6-9 of this Agreement shall survive any separation of Waters serving as a Director and/or the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto enter into this Agreement as of the date first set forth above.

COMPANY:	WATERS:

/s/ ROBERT B. SAUCIER	/s/ BRYAN W. WATERS
Robert Saucier	Bryan Waters
Chairman and Chief Executive Officer